Aflac Incorporated 2nd Quarter 2007 Form 10-Q
EXHIBIT 10.5
FIFTH AMENDMENT TO THE
AFLAC INCORPORATED EXECUTIVE DEFERRED COMPENSATION PLAN
     THIS FIFTH AMENDMENT to the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”) is made on this 27th day of June, 2007, by Aflac Incorporated (“Aflac”).
WITNESSETH:
     WHEREAS, Aflac has previously established the Plan for the benefit of its eligible employees and their beneficiaries; and
     WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors of Aflac (the “Board”) is authorized to amend the Plan; and
     WHEREAS, the Board desires to amend the Plan to provide for specific matching contributions for participants who are Territory Directors;
     NOW, THEREFORE, the Plan is hereby amended effective as of June 27, 2007 as follows:
     1. A new Section 1.20A is added to the Plan to read as follows:
     1.20A  Eligible TD Participant shall mean, for the allocation of Matching Contributions under Section 3.3(a) of the Plan, any Participant who either (i) was in the active employ of an Affiliate as of the last day of such Plan Year, or (ii) was not in the active employ of an Affiliate on the last day of such Plan Year due to his death.
     2. Section 3.3 of the Plan is deleted in its entirety, and a new Section 3.3 is added to read as follows:
     3.3  Matching Contributions.
            (a) Matching Contributions for Territory Directors. With respect to each Eligible TD Participant who is classified by the Participating Company that employs him as a Territory Director and who defers all or part of his Compensation for a Plan Year, such Participating Company will make a Matching Contribution. The amount of such Matching Contribution will equal 100% of the first $100,000 (or any lesser amount) of the Eligible TD Participant’s Compensation for such Plan Year that such Eligible TD Participant elects to contribute to the Plan as a Deferral Contribution. Any Matching Contributions made pursuant to this subsection (a) will be 100% vested at the time they are credited to the applicable Eligible TD Participant’s Account and will be distributed to such Eligible TD Participant at the same time and in the same form as the Deferral Contributions to which such Matching Contributions relate are distributed pursuant to Article V. Matching Contributions made pursuant to this subsection (a) will be credited to an Eligible TD Participant’s Account as soon as administratively feasible
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after the Plan Year in which the Deferral Contributions to which such Matching Contributions relate are made; provided, however, that Matching Contributions related to Annual Bonus deferrals will be credited as soon as administratively feasible after the date on which such Annual Bonus would be paid in the absence of an Annual Bonus Election.
            (b) Other Matching Contributions. If and to the extent the Compensation Committee of the Board determines that, in addition to the Matching Contributions for certain Territory Directors as described in subsection (a) hereof, the Company will make Matching Contributions for some or all Participants, then as of the end of each payroll period (or such other date or time as the Administrative Committee, in its sole discretion, determines from time-to-time), the Administrative Committee shall credit to each Participant’s Account for such payroll period a Matching Contribution equal to the amount of the Matching Contribution so determined.
     IN WITNESS WHEREOF, Aflac has caused this Amendment to be executed as of the date first above written.

AFLAC INCORPORATED
/s/ Joey M. Loudermilk
Joey M. Loudermilk
Executive Vice President, Corporate Legal Affairs

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